Exhibit 16.1

Terry L. Johnson, CPA
406 Greyford Lane, Casselberry, FL 32707

June 10, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Reference:  UMED Holdings, Inc.

On May 6, 2015, my appointment as auditor for UMED Holdings, Inc. ceased.  I have read UMED Holdings, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 10, 2015 and agree with such statements, insofar as they apply to Terry L. Johnson, CPA.  I have no basis on which to agree or disagree with the statements made in Item 4.01, under the section titled “Engagement of New Independent Registered Public Accounting Firm” or any other statements contained therein.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/Terry L. Johnson, CPA
Terry L. Johnson, CPA